Global
CapitalAdvisors

March 1, 2005

Mr. Rich Parlontieri
President, CEO
Speedemissions, Inc.
1029 Peachtree Parkway North
Suite 310
Peachtree City, GA 30269

RE: Outstanding Indebtedness of Speedemissions, Inc.

Dear Rich:

This letter confirms that GCA Strategic Investment Fund Limited (the "Fund") has agreed to extend the maturity date of the $300,000 Promissory Note due October 24, 2004 (the "Note"). The Fund agreed to extend the maturity date of the Note until October 24, 2005. By execution of this letter, the Fund does not waive any of its rights under any other related transaction documents.

Sincerely,

Lewis N. Lester
Chairman and CEO
Global Capital Advisors, LLC
the investment advisor to
GCA Strategic Investment Fund Limited

LNL/cbc

Agreed and Accepted this
1st day of March, 2005

By: ____________________
Name: Rich Parlontieri
Title: President and CEO

227 King St. • P.O. Box 457
Frederiksted VI 00841
340 772 7772

106 Colony Park Drive
Suite 900
Cumming, GA 30040
678-947-0028